Exhibit 5.1

March 10, 2021

Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

Bassett, Virginia 24055

RE:     Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Bassett Furniture Industries, Incorporated, a Virginia corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 500,000 shares of the Company’s Common Stock, $5.00 par value per share (“Common Stock”), that are authorized and reserved for issuance under the Bassett Furniture Industries, Incorporated 2021 Stock Incentive Plan (the “Plan”). The 500,000 shares of Common Stock authorized and reserved for issuance under the Plan are referred to herein as the “Shares.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and when the Shares have been issued, delivered and paid for pursuant to the terms of the respective Plans, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to matters governed by the laws of the Commonwealth of Virginia. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

The opinions expressed in this letter are solely for your information and use, and no other person may rely upon or otherwise use the opinions for any purpose without our express written consent.

This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ McGuireWoods LLP